Exhibit 23.1

RP® FINANCIAL, LC.

Financial Services Industry Consultants

May 31, 2011

Board of Directors

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

Board of Directors

Allegiance Community Bank

200 Valley Street

South Orange, New Jersey 07079-2804

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form S-4 of BCB Bancorp, Inc., and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of and references to our opinion addressed to the board of directors of Allegiance Community Bank, dated April 4, 2011, in such filings including the proxy statement/prospectus of BCB Bancorp, Inc. and Allegiance Community Bank.

Sincerely,
RP® FINANCIAL, LC.

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